TerrAscend Reports Record First Quarter 2023 Revenue

First quarter 2023 record Net Revenue of $69.4 million, an increase of 42.8% year-over-year

6th consecutive quarter of sequential revenue growth and 3rd consecutive quarter of positive and increasing cash flow from operations

Generated positive free cash flow for the first time since the first quarter of 2021

Gross profit margin improved 420 basis points sequentially to 48.8%

Progress continues towards TSX listing upon shareholder vote on June 22nd

TORONTO, May 11, 2023 - TerrAscend Corp. (“TerrAscend” or the “Company”) (CSE: TER, OTCQX: TRSSF), a leading North American cannabis operator, today reported its financial results for the first quarter ended March 31, 2023. All amounts are expressed in U.S. dollars and are prepared under U.S. Generally Accepted Accounting Principles (GAAP), unless indicated otherwise.

The following financial measures are reported as results from continuing operations due to the shutdown of the licensed producer business in Canada, which is reported as discontinued operations for all of 2022. All historical periods have been restated accordingly.

First Quarter 2023 Financial Highlights

●
Net Revenue was $69.4 million, an increase of 0.6% sequentially and 42.8% year-over-year.
●
Gross Profit Margin was 48.8%, compared to 44.6% in Q4 2022 and 32.1% in Q1 2022.
●
Adjusted Gross Profit Margin1 was 49.0%, compared to 45.3% in Q4 2022 and 40.3% in Q1 2022.
●
GAAP Net loss from continuing operations was $19.2 million, compared to $2.0 million in Q4 2022 and $13.8 million in Q1 2022.
●
EBITDA from continuing operations1 was $6.1 million, compared to $30.0 million in Q4 2022 and $1.1 million in Q1 2022.
●
Adjusted EBITDA from continuing operations1 was $12.2 million, compared to $12.2 million in Q4 2022 and $4.9 million in Q1 2022.
●
Adjusted EBITDA Margin from continuing operations1 was 17.6%, compared to 17.7% in Q4 2022 and 10.1% in Q1 2022.
●
Cashflow provided by (used in) continuing operations was $8.4 million compared to $7.3 million in Q4 2022 and ($18.8) million in Q1 2022.
●
Free cash flow was a positive $5.9 million compared to ($6.9) million in Q4 2022 and ($23.0) million in Q1 2022.
●
Cash and Cash Equivalents totaled $32.9 million as of March 31, 2023 as compared to $26.2 million as of December 31, 2022.

“Despite a challenging environment, revenue in the first quarter increased 42.8% year-over-year, gross margins significantly improved by 420 basis points sequentially to 48.8% and, importantly, we generated positive free cash flow of $5.9 million. This was our sixth consecutive quarter of sequential revenue growth and our third consecutive quarter with positive and increasing cash flow from operations,” commented Jason Wild, Executive Chairman of TerrAscend. “2023 will show substantial revenue growth. We operate in a number of attractive states that are converting to adult-use, with Maryland starting on July 1st. While we would like to see the industry on stronger footing overall, we do believe that the distressed environment will present opportunities for us to acquire assets which could drive significant additional profitability for the Company.”

Financial Summary Q1 2023 and Comparative Periods

All figures are restated for the Canadian business recorded as discontinued operations.

(in millions of U.S. Dollars)	Q1 2023	Q4 2022	Q1 2022
Revenue, net	69.4	69.0	48.6
Quarter-over-Quarter increase (decrease)	0.6%	4.2%	5.9%
Year-over-Year increase	42.8%	50.3%	-2.2%

Gross profit	33.9	30.8	15.6
Gross profit margin	48.8%	44.6%	32.1%

Adjusted Gross Profit1	34.0	31.3	19.6
Adjusted Gross Profit Margin %	49.0%	45.3%	40.3%

General & Administrative expense	27.7	35.2	21.5
Share-based compensation expense (included in G&A expense above)	1.7	1.6	3.4
G&A as a % of revenue, net	39.9%	51.0%	44.2%

Net (loss) income from continuing operations	(19.2)	(2.0)	(13.8)

EBITDA from continuing operations1	6.1	30.0	1.1
Adjusted EBITDA from continuing operations1	12.2	12.2	4.9
Adjusted EBITDA Margin from continuing operations	17.6%	17.7%	10.1%

Cash (used in) provided by operations	8.4	7.3	(18.8)

1. Adjusted Gross Profit, Adjusted Gross Profit Margin, EBITDA from continuing operations, Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are non-GAAP measures. Please see discussion of non-GAAP measures and reconciliation to Gross Profit (for Adjusted Gross Profit), Net Income/(Loss) (for Adjusted EBITDA from continuing operations) and Net Revenue (for Adjusted Gross Profit Margin and Adjusted EBITDA Margin from continuing operations), the closest comparable GAAP measures, at the end of this press release.

First Quarter 2023 Business and Operational Highlights

•
Applied to list common shares on the Toronto Stock Exchange (TSX), upon completion of a reorganization which is expected to qualify the Company for listing, subject to shareholder approval at the Company’s annual general meeting scheduled for June 22nd, and subject to TSX approval.
•
Promoted Ziad Ghanem to Chief Executive Officer.
•
Launched Gage branded products in Maryland.
•
Partnered with The Hoffman Centers to offer free expungement services in New Jersey.
•
Held grand opening of 18th Michigan retail location at Lemonnade Center Line.
•
Appointed Jeroen De Beijer as Chief People and Culture Officer.
•
Launched adult-use cannabis sales at Cookies Detroit retail location.
•
Closed on acquisition of Allegany Medical Marijuana Dispensary (AMMD), a high performing and well located dispensary in Maryland.

•
Entered into multi-year agreement to introduce Wana’s products at The Apothecarium retail stores and additional third-party retailers in New Jersey and Maryland.

Subsequent Events

•
Announced details of internal reorganization in connection with proposed uplisting to the TSX.
•
Expanded partnership with Cookies to cultivate and manufacture top-shelf genetics in Maryland.
•
Increased ownership interest in Cookies Retail Canada Corp to 95% of the issued and outstanding shares.

First Quarter 2023 Financial Results

Net revenue for the first quarter of 2023 was $69.4 million as compared to fourth quarter of 2022 net revenue of $69.0, representing 0.6% growth sequentially and 42.8% growth year over year. The sequential growth was driven primarily by strong performance in New Jersey and the closing of the Allegany dispensary acquisition in Maryland, partially offset by first quarter versus fourth quarter seasonality.

Gross margin for the first quarter of 2023 was 48.8% as compared to 44.6% in the fourth quarter of 2022 and 32.1% in the first quarter of 2022. Adjusted gross profit margin, a non-GAAP financial measure, was 49.0% for the first quarter of 2022 as compared to 45.3% for the fourth quarter of 2022 and 40.3% for the first quarter of 2022. The 420 basis point sequential improvement in gross profit margin from the fourth quarter of 2022 to the first quarter of 2023 was driven by increased yields, optimization of mix and better utilization of capacity in New Jersey, Michigan and Maryland.

General & Administrative (G&A) expenses, excluding share-based compensation expense, for the first quarter of 2023 were $26.0 million as compared to $33.6 million in the fourth quarter of 2022 and $18.1 million in the first quarter of 2022. Excluding one-time items of $1.9 million in the first quarter primarily related to SOX implementation and legal settlements, and $9.9 million in the fourth quarter mainly related to bad debt, as previously disclosed, G&A expenses were $24.1 million and $23.7 million, respectively, with the modest increase mainly related to the acquisition of the AMMD dispensary in Maryland. Share based compensation expense in the first quarter of 2023 was $1.7 million as compared to $1.6 million in the fourth quarter of 2022 and $3.4 million in the first quarter of 2022.

GAAP Net loss from continuing operations in the first quarter of 2023 was $19.2 million compared to $2.0 million in the fourth quarter of 2022 and $13.8 million in the first quarter of 2022. The increase in net loss of $17.2 million quarter over quarter primarily relates to a $21.2 million reversal of goodwill and intangibles impairments in the fourth quarter of 2022 related to the finalization of the acquisition accounting for Gage.

Adjusted EBITDA from continuing operations for the first quarter of 2023, a non-GAAP measure, was $12.2 million, representing a 17.6% margin, compared to $12.2 million and a 17.7% margin in the fourth quarter of 2022 and $4.9 million and a 10.1% margin in the first quarter of 2022.

Balance Sheet and Cash Flow

Cash and cash equivalents were $32.9 million as of March 31, 2023, compared to $26.2 million as of December 31, 2022. Cash provided by operations was $8.4 million for the first quarter of 2023 compared to $7.3 million in the previous quarter. The quarter-over-quarter increase was driven by reduced interest payments partially offset by an increase in inventory in Maryland related to the scale up of the new facility and the preparation for adult use beginning July 1st. Accrued income tax related to the current quarter was $7.6 million. No cash income tax payments were made during the quarter. Capex spending was $2.5 million in the first quarter of 2023, primarily related to two store openings in Michigan, compared to $14.2 million in Q4 2022, primarily related to completion of the Hagerstown, MD facility, and $4.2 million in Q1 2022. Free cash flow for the quarter was a positive $5.9 million compared to ($6.9) million in Q4 2022 and ($23.0) million in Q1 2022.

The Company received $12.7 million during the quarter related to a factoring with recourse agreement for employee retention credits. The Company also closed on the acquisition of AMMD for all cash consideration of $9.6 million.

As of May 10, 2023 there were 351 million basic shares outstanding including 275 million common shares, 13 million preferred shares as converted, and 63 million exchangeable non-voting shares. Additionally, there are 65 million warrants and options outstanding at a weighted average price of $4.33.

Conference Call

TerrAscend will host a conference call today, May 11, 2023, to discuss these results. Jason Wild, Executive Chairman, Ziad Ghanem, Chief Executive Officer, and Keith Stauffer, Chief Financial Officer, will host the call starting at 5:00 p.m. Eastern time. A question-and-answer session will follow management's presentation.

CONFERENCE CALL DETAILS

Date:	Thursday, May 11, 2023
Time:	5:00 p.m. Eastern Time
RapidConnect URL:	https://emportal.ink/40NjnQ4
Webcast:	Click Here
Dial-in Number:	1-888-664-6392
Conference ID:	90703912
Replay:	416-764-8677 or 1-888-390-0541 Available until 12:00 midnight Eastern Time Thursday, May 25, 2023 Replay Entry Code: 703912#

Financial results and analyses are available on the Company’s website (www.terrascend.com) and SEDAR (www.sedar.com).

The Canadian Securities Exchange (“CSE”) has neither approved nor disapproved the contents of this news release. Neither the CSE nor its Market Regulator (as that term is defined in the policies of the CSE) accepts responsibility for the adequacy or accuracy of this release.

About TerrAscend

TerrAscend is a leading North American cannabis operator with vertically integrated operations in Pennsylvania, New Jersey, Maryland, Michigan and California and retail operations in Canada. TerrAscend operates The Apothecarium and Gage dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend's cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns several synergistic businesses and brands including Gage Cannabis, The Apothecarium, Ilera Healthcare, Kind Tree, Legend, State Flower, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the US Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend's operations and financial performance.

Forward Looking Information

This news release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include statements with respect to future revenue and profits. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR at www.sedar.com and in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 16, 2023.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates Adjusted Gross Profit and Adjusted Gross Profit Margin as Gross Profit and gross profit margin adjusted for certain material non-cash items including the one-time relief of fair value of inventory on acquisition, non-cash write downs of inventory, sales returns and write downs of inventory as a result of a vape recall in Pennsylvania, and other one-time adjustments to gross profit that management does not believe are reflective of ongoing operations. We calculate Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations as EBITDA from continuing operations adjusted for certain material non-cash items such as inventory write downs outside of the normal course of operations, share based compensation expense, impairment charges taken on goodwill, intangible assets and property and equipment, the gain or loss recognized on the revaluation of our contingent consideration liabilities, one-time write off of accounts receivable related to one customer that was deemed uncollectible, loan modification fees related to the modification of debt, the gain recognized on the extinguishment of debt, the gain or loss recognized on the remeasurement of the fair value of the U.S denominated preferred share warrants, one time fees incurred in connection with our acquisitions and certain other adjustments management believes are not reflective of the ongoing operations and performance. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes this definition is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of the Company’s underlying business performance and other one-time or non-recurring expenses.

For more information regarding TerrAscend:

Keith Stauffer

Chief Financial Officer

ir@terrascend.com

855-837-7295

TerrAscend Corp.

Unaudited Interim Condensed Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	At	At
	March 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$32,931	$26,158
Restricted cash	606	605
Accounts receivable, net	8,993	22,443
Investments	2,026	3,595
Inventory	50,810	46,335
Assets held for sale	14,266	17,349
Prepaid expenses and other current assets	3,627	4,937
Current assets from discontinued operations	525	571
	113,784	121,993
Non-Current Assets
Property and equipment, net	214,035	215,812
Deposits	740	837
Operating lease right of use assets	29,951	29,451
Intangible assets, net	243,759	239,704
Goodwill	95,713	90,328
Other non-current assets	3,594	3,462
	587,792	579,594
Total Assets	$701,576	$701,587

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$50,784	44,286
Deferred revenue	2,740	2,935
Loans payable, current	51,397	48,335
Contingent consideration payable, current	4,434	5,184
Operating lease liability, current	2,314	1,857
Lease obligations under finance leases, current	535	521
Corporate income tax payable	34,737	23,077
Other current liabilities	1,663	2,599
Current liabilities from discontinued operations	7,468	9,111
	156,072	137,905
Non-Current Liabilities
Loans payable, non-current	146,168	145,852
Operating lease liability, non-current	31,836	31,545
Lease obligations under finance leases, non-current	6,614	6,713
Warrant liability	267	711
Deferred income tax liability	34,498	30,700
Financing obligations	10,979	11,198
Other long term liabilities	15,841	15,792
	246,203	242,511
Total Liabilities	402,275	380,416
Commitments and Contingencies
Shareholders' Equity
Share Capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 12,350 and 12,608 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; 600 and 600 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Series C, convertible preferred stock, no par value, unlimited shares authorized; nil and nil shares outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Series D, convertible preferred stock, no par value, unlimited shares authorized; nil and nil shares outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Proportionate voting shares, no par value, unlimited shares authorized; nil and nil shares outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 63,492,038 and 76,996,538 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Common stock, no par value, unlimited shares authorized; 274,653,743 and 259,624,531 shares outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid in capital	936,404	934,972
Accumulated other comprehensive income	1,738	2,085
Accumulated deficit	(641,517)	(618,260)
Non-controlling interest	2,676	2,374
Total Shareholders' Equity	299,301	321,171
Total Liabilities and Shareholders' Equity	$701,576	$701,587

TerrAscend Corp.

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Revenue	$69,720	$49,060
Excise and cultivation tax	(322)	(475)
Revenue, net	69,398	48,585

Cost of Sales	35,498	32,961

Gross profit	33,900	15,624

Operating expenses:
General and administrative	27,730	21,424
Amortization and depreciation	2,029	2,175
Impairment of property and equipment	335	—
Total operating expenses	30,094	23,599

Income (loss) from operations	3,806	(7,975)
Other (income) expense
Loss from revaluation of contingent consideration	—	119
Gain on fair value of warrants and purchase option derivative asset	(438)	(5,713)
Finance and other expenses	10,087	6,655
Transaction and restructuring costs	3	615
Unrealized and realized foreign exchange (gain) loss	(31)	356
Unrealized and realized loss on investments	699	—
Loss from continuing operations before provision from income taxes	(6,514)	(10,007)
Provision for income taxes	12,664	3,743
Net loss from continuing operations	$(19,178)	$(13,750)

Discontinued operations:
Loss from discontinued operations, net of tax	(3,591)	(2,256)
Net loss	$(22,769)	$(16,006)

Foreign currency translation	347	3,607
Comprehensive loss	$(23,116)	$(19,613)

Net (loss) income from continuing operations attributable to:
Common and proportionate Shareholders of the Company	$(21,364)	$(14,101)
Non-controlling interests	2,186	351

Comprehensive (loss) income from continuing operations attributable to:
Common and proportionate Shareholders of the Company	$(25,302)	$(19,964)
Non-controlling interests	2,186	$351

Net loss per share
Net loss per share - basic:
Continuing operations	$(0.08)	$(0.07)
Discontinued operations	$(0.01)	$(0.01)
Net loss per share - basic	$(0.09)	$(0.08)
Weighted average number of outstanding common and proportionate voting shares	267,211,093	211,126,932

Net loss per share - diluted:
Continuing operations	$(0.08)	$(0.07)
Discontinued operations	$(0.01)	$(0.01)
Net loss per share - diluted	$(0.09)	$(0.08)
Weighted average number of outstanding common and proportionate voting shares, assuming dilution	267,211,093	211,126,932

TerrAscend Corp.

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Three Months Ended
	March 31, 2023	March 31, 2022
Operating activities
Net loss from continuing operations	$(19,178)	$(13,750)
Adjustments to reconcile net loss to net cash used in operating activities
Non-cash write downs of inventory	797	1,073
Accretion expense	4,763	(1,337)
Depreciation of property and equipment and amortization of intangible assets	4,771	4,642
Amortization of operating right-of-use assets	454	487
Share-based compensation	1,713	3,356
Deferred income tax expense	1,446	(1,134)
Gain on fair value of warrants and purchase option derivative	(438)	(5,713)
Gain on disposal of fixed assets	307	—
Revaluation of contingent consideration	—	119
Loss on derecognition of right of use assets	205	—
Release of indemnification asset	—	(25)
Unrealized and realized foreign exchange (gain) loss	(31)	356
Unrealized and realized loss on investments	699	—
Changes in operating assets and liabilities
Receivables	773	(2,656)
Inventory	(4,969)	3,755
Prepaid expense and other current assets	1,203	985
Deposits	97	(593)
Other assets	(131)	571
Accounts payable and accrued liabilities and other payables	6,882	(11,151)
Operating lease liability	(473)	(271)
Other liability	(14)	(437)
Contingent consideration payable	—	(324)
Corporate income tax payable	11,773	4,869
Deferred revenue	(195)	395
Net cash (used in) / provided by operating activities- continuing operations	10,454	(16,783)
Net cash (used in) operating activities- discontinued operations	(2,020)	(2,064)
Net cash (used in) / provided by operating activities	8,434	(18,847)

Investing activities
Investment in property and equipment	(2,497)	(3,812)
Investment in intangible assets	(14)	(106)
Principal payments received on lease receivable	111	156
Receipt of convertible debenture payment	738	-
Deposits for property and equipment	—	(6,058)
Deposits for business acquisition	—	(602)
Payments made for land contracts	(308)	—
Cash portion of consideration paid in acquisitions, net of cash of acquired	(9,611)	24,716
Net cash (used in) / provided by investing activities- continuing operations	(11,581)	14,294
Net cash (used in) /provided by investing activities- discontinued operations	—	(381)
Net cash (used in) / provided by investing activities	(11,581)	13,913

Financing activities
Transfer of Employee Retention Credit	12,677	—
Proceeds from options and warrants exercised	81	23,925
Loan principal paid	(1,204)	—
Capital contributions paid to non-controlling interests	(1,884)	(227)
Payments of contingent consideration	—	(6,630)
Payments made for financing obligations	(157)	—
Net cash provided by financing activities- continuing operations	9,513	17,068
Net cash provided by financing activities- discontinued operations	(115)	—
Net cash (used in) /provided by financing activities	9,398	17,068

Net increase in cash and cash equivalents and restricted cash during the period	6,251	12,134
Net effects of foreign exchange	523	(3,369)
Cash and cash equivalents and restricted cash, beginning of the period	26,763	79,642
Cash and cash equivalents and restricted cash, end of the period	$33,537	$88,407

Supplemental disclosure with respect to cash flows
Income taxes (refund received) paid	$(551)	$8
Interest paid	$2,456	$8,271
Lease termination fee paid	—	$3,300
Non-cash transactions
Equity and warrant liability issued as consideration for acquisition	$750	$294,800

Shares issued for liability settlement	$593	$22
Accrued capital purchases	$555	$56

	For the Three Months Ended
(in thousands of U.S. Dollars)	March 31, 2023	December 31, 2022	March 31, 2022
Revenue, net	69,398	69,041	48,585

Gross profit	33,900	30,798	15,624
Add the impact of:
Relief of fair value of inventory upon acquisition	—	—	1,806
Non-cash write downs of inventory	—	—	1,894
Other one time adjustments to gross profit	94	453	238
Adjusted Gross Profit	33,994	31,251	19,562
Adjusted Gross Profit Margin %	49.0%	45.3%	40.3%

	For the Three Months Ended
(in thousands of U.S. Dollars)	March 31, 2023	December 31, 2022	March 31, 2022
Revenue, net	69,398	69,041	48,585

Net loss	$ (22,769)	$ (12,522)	$ (16,006)
Net Loss Margin %	-32.8%	-18.1%	-32.9%
Loss from discontinued operations	3,591	10,572	2,256
Loss from continuing operations	(19,178)	(1,950)	(13,750)

Add (deduct) the impact of:
Provision for income taxes	12,664	14,819	3,743
Finance expenses	7,875	12,046	6,605
Amortization and depreciation	4,771	5,046	4,525
EBITDA from continuing operations	6,132	29,961	1,123
Add (deduct) the impact of:
Relief of fair value upon acquisition	—	—	1,806
Vape recall	—	—	1,894
Share-based compensation	1,713	1,638	3,356
Impairment of goodwill and intangible assets	—	(20,158)	—
Impairment of property and equipment and loss on disposal of fixed assets	334	241	—
Loss on lease termination and derecognition of ROU asset	205	1,162	—
Loss (gain) from revaluation of contingent consideration	—	(1,250)	119
Restructuring and executive severance	—	45	—
Legal settlements	—	623	—
Other one-time items	1,358	998	1,974
Bad debt expense write offs in Michigan	—	9,941	—
Loan modification fees	—	2,507	—
Employee Retention Credits Transfer Fee	2,235	(9,440)	—
Gain on extinguishment of debt	—	(4,153)	—
(Gain) loss on fair value of warrants and purchase option derivative asset	(437)	32	(5,713)
Indemnification asset release	—	—	(25)
Unrealized and realized loss on investments	699	(34)	—
Unrealized and realized foreign exchange loss (gain)	(31)	99	356

Adjusted EBITDA from continuing operations	$ 12,208	$ 12,212	$ 4,890
Adjusted EBITDA Margin from continuing operations	17.6%	17.7%	10.1%